Exhibit 5.1

Jaime L. Chase

+1 202 728 7096

jchase@cooley.com

April 3, 2023

Sprinklr, Inc.

29 West 35th Street, 7th Floor

New York, NY 10001

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sprinklr, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 15,776,389 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00003 per share (“Common Stock”) consisting of (a) 13,146,991 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 EIP”) and (b) 2,629,398 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2021 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amened, or the rules and regulations of the Commission thereunder.

COOLEY 1299 PENNSYLVANIA AVENUE, NW SUITE 700 WASHINGTON, DC 20004-2400

T: (202) 842-7800 F: (202) 842-7899 COOLEY.COM

Sprinklr, Inc.

April 3, 2023

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Jaime Chase
Jaime L. Chase

COOLEY 1299 PENNSYLVANIA AVENUE, NW SUITE 700 WASHINGTON, DC 20004-2400

T: (202) 842-7800 F: (202) 842-7899 COOLEY.COM